Exhibit 4.27

CONFORMED COPY

SUBSCRIPTION AGREEMENT

DATED 9 NOVEMBER 2010

LUXOTTICA GROUP S.p.A.

€500,000,000 4.00 per cent. Guaranteed Notes due 2015

unconditionally and irrevocably guaranteed by

LUXOTTICA U.S. HOLDINGS CORP.

and

LUXOTTICA S.r.l.

Italy

THIS AGREEMENT is made on 9 November 2010 BETWEEN:

(1)                                  LUXOTTICA GROUP S.p.A., a company incorporated under the laws of the Republic of Italy;

(2)                                  LUXOTTICA U.S. HOLDINGS CORP., a company incorporated under the laws of the State of Delaware;

(3)                                  LUXOTTICA S.r.l., a company incorporated under the laws of the Republic of Italy; and

(4)                                  BNP PARIBAS, BANCA IMI S.p.A., DEUTSCHE BANK AG, LONDON BRANCH and MEDIOBANCA — BANCA DI CREDITO FINANZIARIO S.p.A.  (together, the Joint Lead Managers).

WHEREAS:

(A)                              LUXOTTICA GROUP S.p.A. (the Issuer) proposes to issue €500,000,000 4.00 per cent. Guaranteed Notes due 2015 (the Notes, which expression where the context admits shall include the Global Notes (as defined below)) to be guaranteed on a joint and several basis by Luxottica U.S. Holdings Corp. and Luxottica S.r.l. (each a Guarantor and together the Guarantors).

(B)                                The Notes will be in bearer form in the denominations of €50,000 and integral multiples of €1,000 in excess thereof up to and including €99,000, and will be constituted by a Trust Deed (the Trust Deed) between the Issuer, the Guarantors and BNP Paribas Trust Corporation UK Limited as trustee (the Trustee) and issued subject to and with the benefit of an Agency Agreement (the Agency Agreement) between the Issuer, the Guarantors, the Trustee and the agents named therein.  The terms and conditions (the Conditions) of the Notes are set out at Schedule 2 Part 2 to the Trust Deed.

(C)                                In the Trust Deed, each Guarantor has unconditionally and irrevocably guaranteed (subject to the provisions and limitations therein contained) on a joint and several basis (a) the due payment of all sums expressed to be payable by the Issuer under the Trust Deed, the Agency Agreement, the Notes and the Coupons and (b) the performance by the Issuer of all of its obligations under the Trust Deed, the Agency Agreement, the Notes and the Coupons (the obligations of each Guarantor in that respect are referred to herein as a Guarantee and together the Guarantees).

IT IS AGREED as follows:

1.                                      SUBSCRIPTION

1.1                                 Subject to the terms and conditions of this Agreement, the Issuer agrees to issue the Notes, the Guarantors jointly and severally agree to guarantee all payments in respect of the Notes (subject to the provisions and limitations contained in the Trust Deed) and the Joint Lead Managers jointly and severally agree to subscribe and pay for, or to procure subscriptions and payment for, the Notes on the Closing Date (as defined below) at a subscription price of 98.918 per cent. of the principal amount of the Notes (the Subscription Price, being the issue price of 99.468 per cent. less the selling commission of 0.55 per cent. of the principal amount).

1.2                                 The Issuer confirms that:

(a)                                  it has authorised each of the Joint Lead Managers, on the basis of the Joint Lead Managers’ representations, warranties and undertakings herein contained, to offer Notes on its behalf to third parties, in each case for subscription at the Subscription Price;

(b)                                 together with the Guarantors, it has prepared the prospectus dated 9 November 2010 (the Prospectus) and hereby authorises the Joint Lead Managers to distribute copies of the Prospectus in connection with the offering of the Notes, copies of the prospectus in preliminary form dated 27 October 2010 (the Preliminary Prospectus) having already been distributed with the consent of the Issuer and the Guarantors, in each case subject to the provisions of clause 9; and

(c)                                  the Issuer and the Guarantors have approved the arrangements made on their behalf by the Joint Lead Managers for announcements in respect of the Notes to be published on such dates and in such newspapers or other publications as may be agreed with the Joint Lead Managers.

1.3                                 The execution of this Subscription Agreement by or on behalf of all parties will constitute acceptance by each Joint Lead Manager of the IPMA Agreement Among Managers Version 1 subject to any amendment notified to such Joint Lead Manager in writing at any time prior to the earlier of the receipt by BNP Paribas of the document appointing the authorised signatory of BNP Paribas and its execution of this Subscription Agreement.

2.                                      CLOSING

Not later than 3.00 p.m. (London time) (or such other time as may be agreed) on the date (the Payment Instruction Date) that is the business day (being a day on which banks are open for business in London) prior to the Closing Date, the Issuer will deliver a duly executed temporary global note (the Temporary Global Note) initially representing the Notes and a duly executed permanent global note (the Permanent Global Note and, together with the Temporary Global Note, the Global Notes), each in or substantially in the form provided in the Trust Deed, to a common depositary (the Common Depositary) for Euroclear Bank S.A./N.V. and for Clearstream Banking, société anonyme, to be held on terms agreed between the Joint Lead Managers, the Issuer and the Common Depositary.

2.1                                 Against delivery of the Global Notes the Joint Lead Managers will, on the Payment Instruction Date, give instructions to the Common Depositary to arrange for the payment to the Issuer on the Closing Date of the net subscription money for the Notes, namely the sum of €494,590,000 (representing the Subscription Price).

2.2                                 For the purposes of this Agreement, Closing Date shall mean 10.00 a.m. (London time) on 10 November 2010 or such other time and/or date as the Issuer and the Joint Lead Managers may agree.

3.                                      UNDERTAKINGS

3.1                                 Each of the Issuer and the Guarantors severally undertakes (each with respect to itself unless otherwise specified) with the Joint Lead Managers that:

(a)                                  it will, and the Issuer undertakes that it will also procure that each Guarantor will, on or before the Payment Instruction Date execute the Trust Deed and the Agency Agreement;

(b)                                 the Issuer, failing which the Guarantors, will bear and pay (i) any stamp or other duties or taxes on or in connection with the issue and delivery of the Notes and the execution and delivery of this Agreement, the Trust Deed and the Agency Agreement (together the Agreements) and (ii) any value added tax payable in connection with the commissions or other amounts payable or allowed under this Agreement and otherwise in connection with the transactions envisaged by this Agreement;

(c)                                  neither the Issuer nor any Guarantor will, between the date of this Agreement and the Closing Date (both dates inclusive), without the prior approval of the Joint Lead Managers, make any announcement which might reasonably be expected to have a material adverse effect on the marketability of the Notes, except where such announcement is required to be made forthwith by applicable laws and/or regulations, in which case it will (to the extent permitted by applicable laws and regulations and in circumstances where giving such prior notice lawfully in due time is reasonably practicable) give prior written notice to the Joint Lead Managers;

(d)                                 between the date of this Agreement and the date falling 60 calendar days after the Closing Date (both dates inclusive), none of the Issuer, any Guarantor, any other Subsidiary (as such term is defined in the Conditions) of the Issuer or any arranger, underwriter, manager or other institution or other person engaged by the Issuer or the Guarantors or any Subsidiary or acting on its or their behalf will launch any public offering of any debt securities of the Issuer, any Guarantor or any Subsidiary in the international or domestic financial markets, except with the prior written consent of the Joint Lead Managers, such consent not to be unreasonably withheld;

(e)                                  it will deliver to the Joint Lead Managers, without charge, on the date of this Agreement, and from time to time, such number of copies of the Prospectus as the Joint Lead Managers may reasonably request, and will give to the Joint Lead Managers on the date hereof a copy of the Prospectus signed by a duly authorised officer or signatory of the Issuer and each Guarantor;

(f)                                    prior to admission of the Notes to trading on the regulated market of the Luxembourg Stock Exchange, it will not make any amendment or supplement to the Prospectus without the prior consent of the Joint Lead Managers (such consent not to be unreasonably withheld or delayed);

(g)                                 the Issuer will use the net proceeds received by it from the issue of the Notes in the manner specified in the Prospectus; and

(h)                                 it will ensure that proceeds raised in connection with the issue of the Notes will not directly or indirectly be lent, contributed or otherwise made available to any person or entity (whether or not related to the Issuer or the Guarantors) for the purpose of financing the activities of any person or for the benefit of any country currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC).

4.                                      COMMISSIONS

In consideration of the agreement by the Joint Lead Managers to act as the managers in relation to the issue of the Notes and to subscribe and pay for or procure subscriptions and payment for the Notes as provided above, the Issuer shall pay to the Joint Lead Managers commissions of 0.55 per cent. of the principal amount of the Notes (such amount to include the discretionary fee set out in the mandate letter dated 25 October 2010).  The Joint Lead Managers shall be entitled to deduct such commissions from the Subscription Price as provided in clauses 1 and 2.

5.                                      EXPENSES

5.1                                 Arrangements for the payment of expenses in connection with the issue of the Notes have been separately agreed between the Issuer and the Joint Lead Managers in the mandate letter dated 25 October 2010.

5.2                                 All payments by the Issuer or, as the case may be, any Guarantor under this Agreement shall be paid without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imports, duties, fees, assessments or other charges of whatever nature, imposed by the Republic of Italy or the United States of America or by any department, agency or other political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto (Taxes), unless such withholding or deduction is required by law.  If any Taxes are required by law to be deducted or withheld in connection with any such payment, the Issuer or, as the case may be, the relevant Guarantor will increase the amount paid so that the full amount of such payment is received by the payee as if no such deduction or withholding had been made.  In addition, the Issuer or, failing the Issuer, each Guarantor agrees to indemnify and hold the Joint Lead Managers harmless against any Taxes which they are required to pay in respect of any amount paid by the Issuer or, as the case may be, the relevant Guarantor under this Agreement.

6.                                      REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE GUARANTORS

6.1                                 As a condition of the obligation of the Joint Lead Managers to subscribe and pay for or procure subscriptions and payment for the Notes,  the Issuer and each Guarantor jointly and severally represents and warrants to the Joint Lead Managers as follows:

(a)                                  that (i) the audited consolidated annual financial statements of the Issuer for the financial years ended 31 December 2008 and 31 December 2009 and the interim consolidated financial statements of the Issuer for the six months ended 30 June 2009 and 30 June 2010  incorporated by reference in the Preliminary Prospectus and the Prospectus: (A) were prepared in accordance with International Financial Reporting Standards (formerly International Accounting Standards) issued by the International Accounting Standards Board (IASB) and interpretations issued by the International Financial Reporting Interpretations Committee of the IASB (together and as amended, supplemented or re-issued from time to time, and as implemented in the European Union (IFRS)), consistently applied; and (B) give a true and fair view of the financial condition of the Issuer and the group consisting of the Issuer and its Subsidiaries from time to time (the Group), as at the dates at which they were prepared and the results of the operations of the Issuer and the Group in respect of the periods for which they were prepared; and (ii) there has been no adverse change or development involving a prospective adverse change in the condition (financial or otherwise), business affairs, prospects, or results of operations of the Issuer and the Group since 31 December 2009 which is material in the context of the issue of the Notes;

(b)                                 that (i) each of the Preliminary Prospectus, at the date of its publication, and the Prospectus contains all material information (in the context of the issue of the Notes) with respect to the Issuer, the Guarantors, the Group and the Notes (including all information which, according to the particular nature of the Issuer, the Guarantor, the Group and of the Notes, is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer, the Guarantors and the Group and of the rights attaching to the Notes), (ii) the statements of fact relating to the Issuer, the Guarantors, the Group and the Notes contained in the Prospectus are, the Preliminary Prospectus, at the date of its publication, were, any supplement to the Prospectus, at the date of its publication, will be, and any other material approved in writing by the Issuer for use in the offering and sale of the Notes, at the date of publication of such material, was in every material particular true and accurate and not misleading in any material respect and that there are no other facts in relation to the Issuer, the Guarantor, the Group and the Notes the omission of which would in the context of the issue of the Notes make any statement in the Prospectus and/or the Preliminary Prospectus and/or any such other material, misleading in any material respect, (iii) the statements of intention, opinion, belief or expectation contained in the Prospectus are, the Preliminary Prospectus, at the date of its publication, were, and any supplement to the Prospectus, at the date of its publication, will be, honestly and reasonably made or held and (iv) all reasonable enquiries have been and will be made to ascertain such facts and to verify the accuracy of all such statements;

(c)                                  that the Issuer, each Guarantor and their respective Subsidiaries has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation, with full power and authority to own, lease and operate its properties and conduct its business in all material respects as described in the Preliminary Prospectus and the Prospectus and the Issuer and each Guarantor is able lawfully to execute and perform its obligations under the Notes and the Agreements;

(d)                                 that the Issuer, each Guarantor and their respective Subsidiaries (i) has all licences, permits, authorisations, consents and approvals, certificates, registrations and orders (Licences) and has made all necessary declarations and filings with all government agencies that are necessary to own or lease its properties and conduct its businesses as described in the Prospectus and (ii) is conducting its business and operations in compliance with all applicable laws, regulations and guidelines, except in each case as would not have an adverse effect on the ability of the Issuer or the relevant Guarantor to perform their respective obligations under the Agreements, or which would be material in the context of the issue and offering of the Notes (a Material Adverse Effect);

(e)                                  that the issue of the Notes (in the case of the Issuer), the giving of the Guarantees (in the case of each Guarantor) and the execution and delivery of the Agreements by the Issuer and each Guarantor have been duly authorised by the Issuer and each Guarantor and that upon due execution, issue and delivery the same will constitute legal, valid and binding obligations of the Issuer and each Guarantor, enforceable in accordance with their respective terms subject to the laws of bankruptcy and other laws affecting the rights of creditors generally;

(f)                                    that (i) the execution, delivery and performance of the Agreements by the Issuer and each Guarantor, (ii) the issue and sale of the Notes and the performance of the terms of the Notes by the Issuer and (iii) the giving of the Guarantees by each Guarantor will not infringe any law or regulation of the Republic of Italy or the United States of America or, so far as the Issuer and the Guarantors are aware without independent verification, any other law or regulation and are not contrary to the provisions of the constitutional documents of the Issuer or any Guarantor and will not result in any breach of the terms of, or constitute a default under, any material instrument, agreement or order to which the Issuer or any Guarantor is a party or by which it or its property is bound;

(g)                                 that save as disclosed in the Preliminary Prospectus and the Prospectus none of the Issuer, any Guarantor or any of their respective Subsidiaries is involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer and the Guarantors are aware) which may have, or have had in the previous 12 months, a Material Adverse Effect on the financial position or profitability of the Issuer, the Guarantors or the Group;

(h)                                 that all consents and approvals of any court, government department or other regulatory body required by the Issuer or any Guarantor for (i) the execution, delivery and performance of the Agreements by the Issuer and each Guarantor, (ii) the issue and sale of the Notes and the performance of the terms of the Notes by the Issuer and (iii) the giving of the Guarantee by each Guarantor have been obtained and are unconditional and in full force and effect;

(i)                                     that upon issue the Notes will constitute direct, unconditional and (subject as described in the Conditions of the Notes) unsecured obligations of the Issuer and (subject as provided above) rank and will rank pari passu, without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of the Issuer, present and future, but, in the event of insolvency or bankruptcy, only to the extent permitted by applicable laws relating to creditors’ rights.

(j)                                     that the obligations of each Guarantor under the relevant Guarantee will constitute direct, unconditional and unsecured obligations of the relevant Guarantor and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the relevant Guarantor, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights, all subject as provided in the Conditions;

(k)                                  that, subject as described in the Conditions of the Notes and in the Prospectus, (i) payments of principal and interest on the Notes will be made by the Issuer or the Guarantors, as the case may be, without withholding or deducting for any taxes, duties or other charges of whatever nature of the jurisdiction in which it is incorporated or any political subdivision or authority thereof or therein having power to tax and (ii) no stamp or other duty or similar tax is assessable or payable in, and no withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature is required to be made by or within the jurisdiction in which it is incorporated or other subdivision of or authority therein or thereof having power to tax, in each case in connection with the authorisation, execution, issue, delivery of or performance of the obligations under the Agreements, the Notes in the case of the Issuer and the Guarantees (in the case of the Guarantors);

(l)                                     that no event has occurred which would constitute (after the issue of the Notes) an event of default under the Notes or which with the giving of notice or the lapse of time or other condition would (after the issue of the Notes) constitute such an event of default;

(m)                               that no action has been taken or is contemplated by the Issuer, any Guarantor or any of their respective Subsidiaries (and it is not aware of any action having been taken or being contemplated by any other person with respect to the Issuer, any Guarantor or any of their respective Subsidiaries) which may result in the Issuer or any Guarantor being obliged, under listing requirements or other obligations to its shareholders generally, to make any information which may be material to a subscriber for the Notes available to the public prior to the Closing Date;

(n)                                 that neither the Issuer, any Guarantor nor their respective affiliates (as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the Securities Act) nor any persons (other than the Joint Lead Managers, as to whom no representation or warranty is made) acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in respect of the Notes;

(o)                                 that the Issuer, its affiliates and any person (other than any Joint Lead Manager, as to whom no representation or warranty is made) acting on its or their behalf have complied with and will comply with the offering restrictions requirement of Regulation S under the Securities Act;

(p)                                 that no part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organisation or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt

Practices Act 1977, as amended, assuming in all cases that such Act applies to the Issuer. Each of the Issuer, any Guarantor and their respective Subsidiaries has taken reasonable measures (in any event as required by applicable law) to ensure that it is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations;

(q)                                 the operations of the Issuer, each Guarantor and their respective Subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements pursuant to any applicable money laundering statutes in the Republic of Italy, the United States of America and of all jurisdictions in which the Issuer, each Guarantor and their respective Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer, any Guarantor or any of their respective Subsidiaries with respect to Money Laundering Laws is pending and, to the best of the Issuer’s and each Guarantor’s knowledge, no such actions, suits or proceedings are threatened or contemplated;

(r)                                    that it has not issued and will not issue, without the prior consent of the Joint Lead Managers, any press or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes and the Issuer authorises BNP Paribas on behalf of the Joint Lead Managers to make all appropriate disclosure in relation to stabilisation instead of the Issuer at all times in accordance with the requirements of applicable laws and regulations; and

(s)                                  that the Prospectus has been published as required by the Prospectus Directive on the date of this Agreement.

6.2                                 Without prejudice to the other rights or remedies of the Joint Lead Managers, the Issuer and each Guarantor jointly and severally undertakes to each Joint Lead Manager that if that Joint Lead Manager or any of its affiliates, directors, officers, employees, agents or controlling persons (within the meaning of Section 15 of the Securities Act and Section 20 of the U.S. Securities Exchange Act of 1934, as amended) (together with the Joint Lead Managers, each a Relevant Party) incurs any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses) (a Loss) arising out of, in connection with, or based on any actual or alleged breach of the representations, warranties and undertakings contained in, or made by the Issuer and/or the Guarantors under, this Agreement (on the date of this Agreement or on any date when it is deemed to be repeated); the Issuer or, as the case may be, the relevant Guarantor shall pay to that Joint Lead Manager on demand an amount equal to such Loss.  No Joint Lead Manager shall have any duty or obligation, whether as fiduciary or trustee for any Relevant Party or otherwise, to recover any such payment or to account to any other person for any amounts paid to it under this subclause 6.2.

6.3                                 In case any action shall be brought against any Relevant Party in respect of which recovery may be sought from the Issuer and/or the Guarantors, as the case may be, under this clause 6, the relevant Joint Lead Manager shall promptly notify the Issuer and/or the relevant Guarantor, as the case may be, in writing but failure to do so will not relieve the Issuer or the relevant Guarantor from any liability under this Agreement.

6.4                                 The Issuer and each Guarantor undertakes with the Joint Lead Managers that it will forthwith notify the Joint Lead Managers of any change affecting any of the above representations and warranties (assuming and deeming them to have been repeated at the time of the change) at any time before payment is made to the Issuer on the Closing Date and that it will take those steps which may be reasonably requested by the Joint Lead Managers to remedy and/or publicise the change or event

(including, if requested, the publication of a supplement to the Prospectus).  Upon any breach of any of the above representations and warranties or any change rendering any of the above representations and warranties inaccurate or any such event coming to the notice of the Joint Lead Managers before payment being made to the Issuer on the Closing Date, the Joint Lead Managers shall be entitled (but not bound) by notice to the Issuer and the Guarantors to elect to treat such breach or change or event as (except as otherwise specifically provided) releasing and discharging the Joint Lead Managers from their obligations under this Agreement.

6.5                                 The above representations, warranties and indemnity shall continue in full force and effect in relation to each Joint Lead Manager notwithstanding its actual or constructive knowledge with respect to any of the matters referred to in the representations and warranties, the completion of the arrangements set out in this Agreement for the subscription and issue of the Notes or the termination of this Agreement pursuant to subclause 6.4, and clause 8 or 11.

7.                                      LISTING

7.1                                 The Issuer shall, if it has not already done so, make an application for the Notes to be listed on the Luxembourg Stock Exchange and admitted to trading on the Luxembourg Stock Exchange’s regulated market.  In connection with such application, the Issuer shall use reasonable endeavours to obtain the listing as promptly as practicable and the Issuer and the Guarantors shall furnish any and all documents, instruments, information and undertakings that may be necessary or advisable in order to obtain or maintain the listing.

7.2                                 The Issuer confirms that the Prospectus has been approved as a prospectus by the Commission de Surveillance du Secteur Financier (the CSSF) on the date of this Agreement.

7.3                                 If after the approval of the Prospectus by the CSSF and before the commencement of trading in the Notes on the Luxembourg Stock Exchange’s regulated market there arises or is noted a significant new factor, material mistake or inaccuracy relating to the information included in the Prospectus which is capable of affecting the assessment of the Notes, then the Issuer shall give to the Joint Lead Managers full information about the change or matter and shall produce and publish a supplementary prospectus (in a form approved by the Joint Lead Managers, such approval not to be unreasonably withheld or delayed) in accordance with the Prospectus Directive.

7.4                                 If the Notes cease to be admitted to trading on the Luxembourg Stock Exchange’s regulated market the Issuer shall use reasonable endeavours promptly to admit the Notes to trading on another European Economic Area regulated market (for the purposes of the Markets in Financial Instruments Directive (Directive 2004/39/EC)) and shall promptly notify the Joint Lead Managers in writing.

8.                                      CONDITIONS

8.1                                 This Agreement and the respective rights and obligations of the parties to this Agreement are conditional upon:

(a)                                  there having been, as at the Closing Date, no material adverse change or development involving a prospective material adverse change in the condition (financial or otherwise), business, properties, shareholders’ equity or results of operations of the Issuer, the Guarantors or the Group since the date of this Agreement or from that set out in the Prospectus and the Preliminary Prospectus and no event making any of the representations and warranties contained in subclause 6.1 untrue or incorrect on the Closing Date as though they had been given and made on such date and the Issuer and each Guarantor having performed all the obligations to be performed by it under this Agreement on or before the Closing Date;

(b)           the delivery to the Joint Lead Managers on or before the Payment Instruction Date or, in the case of clause 8.1(b)(iii) below, the date hereof and the Payment Instruction Date, of:

(i)            legal opinions dated the Closing Date addressed to the Joint Lead Managers and the Trustee in such form and with such contents as is customarily required in transactions of this type from Clifford Chance (legal advisers to the Issuer and to the Guarantors) as to Italian law, from Winston & Strawn LLP (legal advisers to Luxottica U.S. Holdings Corp.) as to U.S. law, and from Allen & Overy (legal advisers to the Joint Lead Managers and the Trustee) as to English and Italian law;

(ii)           a certificate dated the Closing Date signed by a duly authorised officer of the Issuer to the effect stated in sub-clause 8.1(a) with regard to the Issuer, the Guarantors and the Group and a certificate signed by a duly authorised officer of each Guarantor to the effect stated in sub-clause 8.1(a) with regard to the relevant Guarantor; and

(iii)          comfort letters from the auditors of the Issuer and the Guarantors in a form acceptable to the Joint Lead Managers;

(c)           the Notes being admitted to trading on the Luxembourg Stock Exchange’s regulated market;

(d)           the execution of the Trust Deed and the Agency Agreement by the parties thereto on or before the Payment Instruction Date; and

(e)           no supplement having been prepared pursuant to clause 6.4 and/or 7.3 unless approved by the Joint Lead Managers pursuant to such clauses.

8.2           In the event that any of the conditions set out in subclause 8.1 is not satisfied on or before their respective dates, this Agreement shall (subject as mentioned below) terminate and the parties hereto shall (except for the liability of the Issuer and the Guarantors in relation to expenses as provided under, or under any arrangements referred to in, clause 5 and except for any liability arising before or in relation to such termination) be under no further liability arising out of this Agreement, provided that the Joint Lead Managers may in their discretion and by notice to the Issuer and the Guarantors waive satisfaction of any of the above conditions or of any part of them.

9.             JOINT LEAD MANAGERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

9.1           (a)           Each Joint Lead Manager understands that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to any other exemption from the registration requirements of the Securities Act.  Each Joint Lead Manager represents, warrants and agrees that it has not offered or sold, and will not offer or sell, any Notes constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S under the Securities Act.  Each Joint Lead Manager also represents, warrants and agrees that it has offered and sold the Notes, and will offer and sell the Notes (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date (the distribution compliance period), only in accordance with Rule 903 of Regulation S under the Securities Act.  Each Joint Lead Manager agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the Securities Act), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S under the Securities Act.  Terms used above have the meaning given to them by Regulation S.”

Terms used in subclause 9.1(a) have the meanings given to them by Regulation S.

(b)           Each Joint Lead Manager represents and agrees that neither it nor any of its affiliates (including any persons acting on its or their behalf) has engaged or will engage in any directed selling efforts with respect to the Notes, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.  Terms used above have the meaning given to them by Regulation S.

9.2           Each Joint Lead Manager represents, warrants and agrees that, except to the extent permitted under U.S. Treas. Reg. §1.163-5(c)(2)(i)(D) (the D Rules), (i) it has not offered or sold, and during the restricted period will not offer or sell, the Notes to a person who is within the United States or its possessions or to a United States person and (ii) it has not delivered and will not deliver within the United States or its possessions definitive Notes that are sold during the restricted period.

9.3           Each Joint Lead Manager represents, warrants and agrees that it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling the Notes are aware that the Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules.

9.4           Each Joint Lead Manager which is a United States person represents that it is acquiring Notes for purposes of resale in connection with their original issuance and that if it retains any Notes for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. §1.163-5(c)(2)(i)(D)(6).

9.5           Each Joint Lead Manager agrees that, with respect to each affiliate that acquires from it Notes for the purpose of offering or selling such Notes during the restricted period, it either (i) repeats and confirms the representations and agreements contained in subclauses 9.2, 9.3 and 9.4 above, on its behalf, or (ii) will obtain from such affiliate for the benefit of the Issuer and the Guarantors the representations and agreements contained in subclauses 9.2, 9.3 and 9.4 above.

9.6           Terms used in subclauses 9.2, 9.3 and 9.4 above have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D Rules.

9.7           Each Joint Lead Manager represents and agrees that:

(a)           it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the FSMA) with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

(b)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantors.

9.8           The offering of the Notes has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB) (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of the Prospectus or of any other document relating to the Notes be distributed in the Republic of Italy, except:

(a)           to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999 (as amended from time to time) (Regulation No. 11971); or

(b)           in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Regulation No. 11971.

Any offer, sale or delivery of the Notes or distribution of copies of the Prospectus or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must be:

(i)            made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the Banking Act);

(ii)           in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may require information on the issue or the offer of securities in the Republic of Italy; and

(iii)          in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or any other Italian authority.

9.9           No action has been taken by the Issuer, the Guarantors or any of the Joint Lead Managers that would, or is intended to, permit a public offer of the Notes or possession or distribution of the Prospectus or any other offering or publicity material relating to the Notes in any country or jurisdiction where any such action for that purpose is required.  Accordingly, each Joint Lead Manager undertakes that it will not, directly or indirectly, offer or sell any Notes or have in its possession, distribute or publish any offering circular, prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of Notes by it will be made on the same terms.

9.10         Without prejudice to the generality of subclause 9.9, each Joint Lead Manager agrees that it will obtain any consent, approval or permission which is, to the best of its knowledge and belief, required for the offer, purchase or sale by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers, purchases or sales and it will, to the best of its knowledge and belief, comply with all such laws and regulations.

9.11         The representations, warranties and undertakings of each of the Joint Lead Managers under this clause 9 are several and not joint.

10.          STABILISATION

If a Joint Lead Manager (or persons acting on its behalf), in connection with the distribution of the Notes, offers Notes in excess of the aggregate principal amount to be issued or effects transactions with a view to supporting the market price of the Notes at levels other than those which might otherwise prevail in the open market, such person(s) shall not in doing so be deemed to act as an agent of the Issuer or the Guarantors.  The Issuer will not as a result of any action taken by a Joint Lead Manager (or persons acting on its behalf), under this clause be obliged to issue Notes in excess of the aggregate amount of Notes to be issued under this Agreement, nor shall the Issuer or the Guarantors be liable for any loss, or entitled to any profit, arising from any excess offers or stabilisation. Any stabilisation shall be conducted by the Joint Lead Manager (or persons acting on their behalf) in accordance with applicable laws and regulations.

11.          NO FIDUCIARY DUTIES

The Issuer and each Guarantor acknowledges and agrees that:

(a)           each of the Joint Lead Managers has been retained only to act as an independent contractor to provide the services of a manager as expressly set out in this Agreement. Regardless of any pre-existing or separate relationship, it is agreed that this Agreement does not give rise to any fiduciary duties on the part of the Joint Lead Managers to the Issuer or the Guarantors, or any other person connected to the Issuer or the Guarantors, in connection with this Agreement;

(b)           neither the Issuer nor any Guarantor is relying on the Joint Lead Managers for any advice, including advice on legal, tax and accounting matters in any jurisdiction, which, if the Issuer or any Guarantor requires it, it will obtain from separate advisers;

(c)           consistent with the broad range of activities that each Joint Lead Manager undertakes for itself and others, and acknowledging that these may involve interests that differ from those of the Issuer and the Guarantors, the Issuer and each Guarantor agrees that the Joint Lead Managers are under no duty to disclose to, or use for the benefit of, the Issuer or the Guarantors any information about or derived from these other activities or to account to the Issuer or the Guarantors for any benefits obtained in connection with such other activities. The manner and circumstances in which the Joint Lead Managers will manage and disclose any conflicts of interest are fully set out in their respective conflicts policies, which are available on request;

(d)           the Issuer and the Guarantors will independently determine the price and other commercial aspects of the offering with or through the Joint Lead Managers following arm’s-length negotiations with the Joint Lead Managers. The Issuer and each Guarantor also acknowledges that such price and commercial terms may not reflect the best price and/or terms obtainable in the market and acknowledges that it is capable of evaluating and understands and accepts the terms of and risks associated with the services and transactions contemplated by this Agreement; and

(e)           this Agreement constitutes the entire agreement related to the matters described herein.  To the fullest extent permitted by applicable laws and regulations, the Issuer and each Guarantor waives any rights it may have, and agrees that the Joint Lead Managers will not be liable to anyone, for breaches or alleged breaches of fiduciary duties relating to the matters described in this Agreement. In particular, and without limitation, the Issuer and each Guarantor agrees that it will not claim or allege that any Joint Lead Manager is liable for the timing, terms or structure of the offering, for the offer price being set at a level that is too high or too low, or for any sales of securities by investors to which such securities are allocated.

Nothing in this clause 11 purports to exclude the obligations and duties imposed on the Joint Lead Managers by the regulatory system (as defined in the FSA Handbook of Rules and Guidance).

12.          TERMINATION

Notwithstanding anything contained in this Agreement, the Joint Lead Managers may by notice to the Issuer and the Guarantors terminate this Agreement at any time before the time on the Closing Date when payment would otherwise be due under this Agreement to the Issuer in respect of the Notes if, in the opinion of the Joint Lead Managers, there shall have been such a change, whether or not foreseeable at the date of this Agreement, in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and upon the notice being given the parties to this Agreement shall (except for the liability of the Issuer and the Guarantors in relation to expenses as provided in clause 5 and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

13.          NOTICES

13.1         Any notice or notification hereunder to be given by the Joint Lead Managers to the Issuer or the Guarantors may be given by BNP Paribas on behalf of the Joint Lead Managers and may be delivered in person or sent by fax or telephone addressed to:

Luxottica Group S.p.A.
Via C. Cantù 2
20123 Milan
Italy

Fax Number:	+39 0286334078
Attention of:	Marco Bigatti

Luxottica U.S. Holdings Corp.
44 Harbor Park Drive
Port Washington
NY 11050
United States of America

Fax Number:	+1 516 918 3002
Attention of:	Vito Giannola

Luxottica S.r.l.
Via C. Cantù 2
20123 Milan
Italy

Fax Number:	+39 0286334078
Attention of:	Marco Bigatti

13.2         Any notice or notification hereunder to be given by the Issuer or the Guarantors to the Joint Lead Managers or any of them may be given to BNP Paribas on behalf of the Joint Lead Managers and may be delivered in person or sent by fax or telephone addressed to:

BNP Paribas
10 Harewood Avenue
London NW1 6AA
United Kingdom

Fax Number:	+44 20 7595 2555
Attention of:	Fixed Income Syndicate

13.3         Any such notice or notification shall be in English and shall take effect, in the case of a letter, at the time of delivery, in the case of fax, at the time of despatch and, in the case of telephone, when made; provided however that any notice or other communication which would otherwise take effect after 4:00 p.m. on any particular day shall not take effect until 10:00 a.m. on the immediately succeeding business day in the place of the addressee.

13.4         Any notice or notification made by telephone shall be confirmed by letter or fax but failure to send or receive the confirmation shall not invalidate the original notice or notification.

14.          GOVERNING LAW AND JURISDICTION

14.1         This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

14.2         Subject to subclause 14.3, the Issuer and each Guarantor agrees for the benefit of the Joint Lead Managers that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement) and accordingly submit to the exclusive jurisdiction of the courts of England.

14.3         The Joint Lead Managers may take any suit, action or proceedings (including any proceedings relating to any non-contractual obligations arising out of or in connection with this Agreement) (together referred to as Proceedings) against the Issuer or the Guarantors in any other court of competent jurisdiction and concurrent Proceedings in any number of jurisdictions.  The Issuer and each Guarantor hereby appoints Luxottica UK Ltd. at its registered office for the time being in England to accept service of any Proceedings on its behalf.

15.          MISCELLANEOUS

15.1         Time shall be of the essence of this Agreement.

15.2         The heading to each clause is included for convenience only and shall not affect the construction of this Agreement.

15.3         This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

15.4         References in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive.

15.5         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

AS WITNESS the hands of the parties (or their duly authorised representatives) on the date which appears first on page 1.

SIGNATORIES

LUXOTTICA GROUP S.p.A.

By:	/s/ MARCO BIGATTI

LUXOTTICA U.S. HOLDINGS CORP.

By:	/s/ MARCO BIGATTI

LUXOTTICA S.r.l.

By:	/s/ MARCO BIGATTI

BNP PARIBAS

By:	/s/ EDOARDO RUGGERO MAX RAVA

BANCA IMI S.p.A.

DEUTSCHE BANK AG, LONDON BRANCH

MEDIOBANCA — BANCA DI CREDITO FINANZIARIO S.p.A.

By power of attorney:	/s/ EDOARDO RUGGERO MAX RAVA